As filed with the Securities and Exchange Commission on June 22, 2022.

Registration No. 333‑

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

PANBELA THERAPEUTICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	88-2805017
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
712 Vista Blvd #305 Waconia, MN	55387
(Address of Principal Executive Offices)	(Zip Code)

Panbela Therapeutics, Inc. 2016 Omnibus Incentive Plan

Panbela Therapeutics, Inc. 2011 Stock Option Plan

Cancer Prevention Pharmaceutical, Inc. 2010 Equity Incentive Plan

(Full Titles of the Plans)

Susan Horvath Chief Financial Officer Panbela Therapeutics, Inc. 712 Vista Blvd #305 Waconia, MN 55387 (Name and Address of Agent for Service)

Telephone number, including area code, of agent for service: (952) 479-1196

Copies to:

W. Morgan Burns

Joshua L. Colburn

Faegre Drinker Biddle & Reath LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402‑3901

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non‑accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non‑accelerated Filer ☑	Smaller Reporting Company ☑
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PANBELA THERAPEUTICS, INC.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E
TO FORM S-8 “REGISTRATION OF ADDITIONAL SECURITIES”

EXPLANATORY NOTE

Effective June 15, 2022, Panbela Research, Inc. (formerly known as Panbela Therapeutics, Inc., the “Predecessor”) completed a corporate reorganization (the “Holding Company Reorganization”) pursuant to which the Predecessor became a direct, wholly-owned subsidiary of a new public holding company, Panbela Therapeutics, Inc. (formerly known as Canary Merger Holdings, Inc., “Panbela”) The merger resulting in the Holding Company Reorganization was completed pursuant to the terms of an agreement and plan of merger, dated as of February 21, 2022 (the “Merger Agreement”), by and among Panbela, Cancer Prevention Pharmaceuticals, Inc. (“Cancer Prevention”) and the Predecessor, among others.

As a result of the closing under the Merger Agreement, Panbela assumed all rights and obligations with respect to the Predecessor’s equity incentive plans, (i) the Panbela Therapeutics, Inc. 2011 Stock Option Plan (the “2011 Plan”) and (ii) the Panbela Research 2016 Omnibus Incentive Plan (the “2016 Plan”), and all outstanding awards thereunder. Panbela also assumed all remaining rights and obligations with respect to Cancer Prevention’s 2010 Equity Incentive Plan (together with the 2011 Plan and 2016 Plan, the “Assumed Plans”), through the issuance of replacement options.

This registration statement relates to the registration of Panbela common stock, par value $0.001 per share (“Common Stock”), to be offered and sold under the Assumed Plans.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are, as of their respective dates, incorporated by reference in this Registration Statement:

●	Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 24, 2022;

●	Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, filed with the SEC on May 12, 2022;

●	Current Reports on Form 8-K filed with the SEC on February 22, 2022; June 8, 2022; and June 16, 2022;

●	The portions of our Definitive Proxy Statement on Schedule 14A that are deemed “filed” with the SEC under the Exchange Act, filed on April 29, 2022; and

●	Description of our common stock contained in Exhibit 4.1 to the Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 24, 2022.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this registration statement and before the filing of a post-effective amendment (other than information deemed to have been “furnished” rather than “filed” in accordance with the Commission’s rules) that indicates that all shares of Common Stock offered have been sold, or that deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in, and to be a part of, this registration statement from the date of filing of those documents.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or incorporated herein by reference or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not Applicable.

Item 4.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

Our certificate of incorporation and amended and restated bylaws limit the liability of our directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

●	breach of their duty of loyalty to us or our stockholders;
●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
●	unlawful payment of dividends or redemption of shares as provided in Section 174 of the Delaware General Corporation Law; or
●	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under federal securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission. Our amended and restated bylaws provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law.

As permitted by the Delaware General Corporation Law, we have entered into indemnification agreements with each of our directors and executive officers that require us to indemnify such persons against expenses, judgments, penalties, fines, settlements and other amounts actually and reasonably incurred, including expenses of a derivative action, in connection with an actual or threatened proceeding if any of our directors or executive officers may be made a party because he or she is or was one of our directors. We will be obligated to pay such amounts only if the director acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to our best interests. With respect to any criminal proceeding, we will be obligated to pay such amounts only if the director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification.

Section 145(g) of the Delaware General Corporation Law permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit indemnification. We have purchased and intend to maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to current report on Form 8-K filed June 16, 2022)
4.2	Bylaws (incorporated by reference to Exhibit 3.1 to current report on Form 8-K filed June 16, 2022)
5.1+	Opinion of Faegre Drinker Biddle & Reath LLP
23.1+	Consent of Independent Registered Public Accounting Firm (Cherry Bekaert LLP)
23.2+	Consent of Mayer Hoffman McCann P.C., independent auditor
23.3+	Consent of Faegre Drinker Biddle & Reath LLP (included in Exhibit 5.1)
24	Powers of Attorney (included with signatures)
99.1+	2016 Omnibus Incentive Plan, as amended (incorporated by reference to Exhibit 99.1 to current report on Form 8-K filed May 26, 2020)
99.2+	2011 Stock Option Plan (incorporated by refence to Exhibit 10.1 on Form S-8 filed on September 11, 2015)
99.3+	Cancer Prevention Pharmaceuticals, Inc. 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 on Form 8-K filed on June 16, 2022)
107+	Filing Fee Table

+ Filed herewith

Item 9.	Undertakings.

A.     The Company hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on June 22, 2022.

PANBELA THERAPEUTICS, INC.

By:	/s/ Jennifer K. Simpson
Name: Jennifer K. Simpson
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jennifer K. Simpson and Susan Horvath, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, with full power of each to act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments), and file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on June 22, 2022:

Signature	Title

/s/ Jennifer K. Simpson	President and Chief Executive Officer
Jennifer K. Simpson	(principal executive officer)

/s/ Susan Horvath	Vice President of Finance, Chief Financial Officer, Treasurer and Secretary
Susan Horvath	(principal financial and accounting officer)

/s/ Michael T. Cullen	Chair of the Board and Director
Michael T. Cullen

/s/ Daniel J. Donovan	Director
Daniel J. Donovan

/s/ Arthur J. Fratamico	Director
Arthur J. Fratamico

/s/ Jeffrey E. Jacob	Director
Jeffrey E. Jacob

/s/ Jeffrey S. Mathiesen	Director
Jeffrey S. Mathiesen

/s/ D. Robert Schemel	Director
D. Robert Schemel